EXHIBIT 99.3

Housing Market Overview

March 2013

JOHN BURNS
REAL ESTATE CONSULTING
Trusted Analysis for Executive Decisions

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Don Walker
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Chris Porter
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EXHIBIT 99.3

HOUSING MARKET OVERVIEW REPORT

This report provides a review of the following:

Overview

•	National Housing Market

•	Northern California Housing Market

•	Central California Housing Market

•	Puget Sound Housing Market

Markets

•	Central Valley Area: Fresno County and Madera County

•	Monterey Bay Area: Monterey County

•	South San Francisco Bay Area: San Jose (Santa Clara and San Benito Counties)

•	Puget Sound Area: Seattle (King and Snohomish Counties), Olympia (Thurston County) and Bremerton (Kitsap County)

Overview
National Housing Market

The U.S. housing market continues to improve from the cyclical low points reached during the 2008-2009 national recession. Between the 2005 market peak and 2011, single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and a historically high level for housing affordability. In the year ended December 31, 2012, homebuilding permits increased 29% and the median single-family home price increased 6.6% as compared to the year ended December 31, 2011. Growth in new home sales outpaced growth in existing home sales over the same period, increasing 20% for new homes versus 9% for existing homes (which were impacted by foreclosure-related sales).
Historically, strong housing markets have been associated with excellent affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as home buyers, and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting a number of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs than homebuilding permits issued, the inventory of new homes for sale and resale homes is well below average and affordability is near its best level in more than 30 years, as measured by the ratio of homeownership costs to household income.
Despite recent momentum, the U.S. housing market has not fully recovered from the 2008-2009 recession as consumer confidence remains below average levels, mortgage underwriting standards have tightened and the number of delinquent homes remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.
The U.S. housing market is in the beginning of phase three of a three-phase supply-constrained housing recovery, as described below:

•	Phase 1-job growth begins.

•
Phase 2-price appreciation occurs among low-priced homes in foreclosure, increasing resale prices to the point that purchasing a new home provides a good value compared to purchasing an existing home. Reduced resale inventory and affordability are fueling a surge in demand for new homes in this recovery.

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Phase 3-strong demand and limited supply lead to considerable price appreciation in land-constrained markets, and a resurgence in construction activity in markets with sufficient land supplies. Price appreciation allows discretionary buyers to sell their existing homes and potentially purchase a new home.

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While conditions are improving, significant future growth is required to return to pre-recession housing market conditions.

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Construction starts, as measured by the U.S. Census Bureau through January 2013, are at 890,000 units per year. This represents 40% of a recovery to a level of 1.5 million annual starts, which is comparable to housing starts in the year 2000, a period that is reflective of a more stable market. Permits issued through January 2013 are nearly twice the level of the low of 478,000 annual starts in April 2009.

•
Existing home sales, as measured by the National Association of Realtors, are at 4,920,000 annualized transactions through January 2013, which is in line with what JBREC estimates to be a stable level based on a ratio of existing home sales activity per household during the late 1980s and 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. Existing home sales had fallen to an annualized rate of 3,300,000 transactions in July 2010.

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New home sales are at 473,000 annualized transactions through January 2013, as measured by the U.S. Census Bureau, representing 31% of a recovery to a level of 800,000 annual transactions, which JBREC estimates to be a stable level based on new home sales activity during the late 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. New home sales had fallen to 273,000 annualized transactions in February 2011.

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Home affordability for the nation reached its most favorable levels during the housing downturn as prices and mortgage rates declined. A combination of rising prices and mortgage rates is likely to increase the cost of housing relative to incomes for U.S. home buyers over the next five years, bringing affordability measures closer to the historical median level measured from 1981 to 2012.

Demand. Job growth is the most important factor for a healthy housing market. While year-over-year job growth is once again positive after significant losses from 2008 through 2010, recent growth in late 2012 and early 2013 has moderated amidst fiscal uncertainty. Additionally, the rate of job growth in economic recoveries has slowed over the last 30 years, primarily as a result of the aging U.S. labor force, productivity improvements and globalization. JBREC assumes that job growth will grow at a 1.6% compound annual rate from 2013 through 2017, ramping up in 2014 and 2015, and slowing in 2016 and 2017. By the end of 2014, the economy is expected to have recovered all of the 7.7 million jobs lost between 2008 and 2010.

The current average employment growth to homebuilding permit ratio for the country is 2.5 as of December 31, 2012. A balanced ratio in a stable market is 1.2 to 1.3. This ratio has been above a stable market ratio for several quarters, due to a rise in employment growth coupled with historically low homebuilding permit levels. Eventually, the relative excess job growth to homebuilding permit growth should lead to improving consumer confidence and new home sales, which should drive increased construction activity.

Household formations are expected to average 1.36 million per year through 2017, based on population growth that averages 0.9% per year and headship rates (which is the percentage of people in an age group that head a household) that return to levels that are more consistent with historical trends by 2025. The reduction in headship rates for nearly all age groups from 2000 to 2010 was caused primarily by the economic distress in the late 2000s. Immigration is expected to add to the household and population growth as well, occurring at approximately 0.3% per year, and mostly concentrated in the 20 to 40 year old demographic.

A lack of inventory is currently limiting sales activity in the existing home market, but sales are expected to grow through 2016, in part, due to continued investor activity. After decreasing to 4.1 million transactions in 2008 from a peak of nearly 7.1 million transactions three years prior, existing home sales transactions are currently just over 4.9 million, hampered by a large decrease in the supply of homes on the market. JBREC assumes that sales will rise to 5.5 million transactions in 2016, which

EXHIBIT 99.3

would be slightly higher than the sales activity in 2001, and will decline in 2017 when interest rates are assumed to exceed 5.5% and the economy is assumed to slow.
The share of sales that were for investment purposes rose to 27% in 2011, which was the highest rate since 2005. An elevated share of distressed sales is expected to keep investor activity above normal levels in the near term. Many investors are converting distressed inventory to rentals for a long-term hold, which is aiding the recovery process as they are removing marginal inventory that otherwise depresses prices.

The projected slow but steady job growth should support absorption of the rising new home supply, which is coming off historical lows. New home sales transactions reached a trough in 2011 at 306,000 homes sold, and are forecasted to rise steadily to 805,000 sales in 2016 – a level last reached in pre-boom 1997 and slightly higher than 2007. The new home market currently has only 43,000 units of completed supply, which is near the lowest level in more than 30 years, and JBREC expects construction levels to increase as the price of housing rebounds.

Supply. JBREC is forecasting measurable improvement in new residential construction activity. Activity should steadily increase through 2016 at a rate that slightly exceeds the recovery in past regional downturns, such as what happened in Houston in the late-1980s and Southern California in the late 1990s. With prices rising, and certain submarkets stabilized, homebuilder demand for lots is increasing substantially.

Very little entitlement processing took place during the housing correction, so the supply of finished, or even approved lots, is tight. There will be a lag in the delivery of new lot supply, especially in markets with a prolonged approvals process, such as California and Seattle. In many metropolitan areas, lot prices are quickly approaching peak values as demand exceeds supply.

The number of existing homes available for sale (not including “shadow inventory,” which is the number of homes with a mortgage that are in some form of distress but that are not currently for sale) continues its general downward trend after peaking in 2007. As of January 31, 2013, there were 4.2 months of inventory supply on the market, which is well below the peak level and below the average of 7.2 months of supply over the past 30 years.

The excess of vacant homes in the United States has been reduced significantly to an estimated 52,000 units as of February 28, 2013, according to JBREC. The vacant housing inventory had accumulated as investors and second-home buyers purchased homes for profit and personal use, and again as the severe recession significantly reduced household formations. As household growth outpaces construction, the excess vacancy is clearing and housing vacancy is stabilizing nationally, although this will vary by local market.

EXHIBIT 99.3

While the number of homes entering the foreclosure process is declining, the overall volume is still quite high relative to historical levels. Approximately 11.3% of all mortgages are delinquent as of the fourth quarter of 2012–nearly twice the pre-2008 level. The shadow inventory is still substantial. This supply is likely to be sold or liquidated over the next several years. JBREC believes that banks will dispose of many of these distressed loans through either short sales or foreclosures and will do so at a moderate rate so as to limit the downward pressure on home prices resulting from the liquidation. One risk is that banks change their philosophy and decide to dispose of these distressed loans at a more rapid pace.
The media has made much of the distress in the market, focusing on the homes that are in some form of delinquency or foreclosure. However, as of February 2013, as estimated by JBREC, only 9% of the total housing units in the United States have some sort of distress; the remaining 91% do not.

Affordability. Affordability in the existing home market is at historically favorable levels nationally, looking back over the last 30 years. The ratio of annual housing costs (which is mortgage payment plus a portion of the down payment) for the median-priced resale home to the median household income is near an all-time low, dating back to 1981. Due to rising mortgage rates coupled with expected home price appreciation, affordability conditions nationally are expected to weaken gradually in the coming years, reaching their historical median levels in 2016. While affordability conditions vary by market, most markets have experienced their most favorable historical affordability during this cycle.

Home values are trending up, and the combination of historically low mortgage rates, a declining percentage of distressed sales, and low inventory levels should drive rising home values. JBREC estimates national home values appreciated by approximately 2% in 2012, and forecasts national appreciation of 7.5% in 2013 and 8.5% in 2014, slowing to 1.5% by 2017. Many factors can influence this outlook. Purchases by the Federal Reserve of mortgage-backed securities cause JBREC to believe that the Federal Reserve would like to see home prices rise–and is succeeding in doing so.

Increasing home price appreciation will be supported by low mortgage rates, which remain historically favorable and are expected to remain low in the near term due to low inflation and global economic uncertainty. JBREC assumes that average 30-year fixed mortgage rates will rise gradually to 5.7% by 2017, as increasing inflation and an improved economy drive rates higher after this period of very low inflation. A key risk with this assumption is that interest rates can change quickly.

There is a strong case for solid price appreciation:

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Demand-demand is growing much faster than the new home supply being added to the market, which is helping to reduce the excess existing supply in the market. With a lower level of excess supply, prices will rise, as there will be multiple buyers for every house on the market for sale.

•	Affordability-the most favorable affordability in decades will make it easier for buyers to pay higher prices for homes.

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Investment-hard assets, such as real estate, are broadly considered an inflation hedge, and many investors will focus on inflation once the current deflation concerns subside. International investors sense an opportunity to buy U.S. real estate, partially thanks to favorable exchange rates. Also, large institutional investors as well as local

EXHIBIT 99.3

investment groups see an opportunity to buy homes at below replacement cost or below the historical price/income ratio, and have been driving prices up.

The Bear Case. While the fundamentals are in place for a recovery in the housing market, there are a number of factors that are slowing the recovery, including the following:

•
The market is experiencing a low level of activity from entry-level buyers due to a lack of savings, challenges with back-end debt-to-income ratios and credit, and uncertainty about the housing market and the economy.

•	A low level of home purchases by current homeowners is occurring due to the high loan-to-value ratios of many existing homeowners.

•
The economy could still experience slow and volatile growth in the years to come, and even a recession. Recessions caused by excess leverage, such as the recent recession, usually resolve over many years and the path is typically very volatile.

•	A large number of mortgaged homes will continue to go through the foreclosure process and will be sold under duress.

•	Mortgage rates could rise.

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The implementation of qualified mortgage and qualified residential mortgage rules proposed in the Dodd Frank Wall Street Reform and Consumer Protection Act could make mortgages more difficult to obtain. The recent qualified mortgage definition recommended a 43% back end debt-to-income ratio, which is generally more accommodative than the early 1990s.

•	Development and building costs are rising, which could negatively impact homebuilder margins.

In addition, the government deficit is substantial, and the United States will be subject to further credit rating downgrades until political leadership develops and executes a plan to address the deficit. A lack of fiscal accountability could cause U.S. economic problems for years to come.

Conclusion. In summary, housing is a risky asset class, but JBREC believes the outlook for the housing market is very favorable as a result of several factors, including the following:

•	Demand is strong. The number of adults finding employment is exceeding new home supply by a ratio of 2.5 to 1.

•	Supply is low. Resale inventory is well below the historical average months of supply, new home inventory is near an all-time low, and new construction is well below historical averages.

•	Affordability is historically favorable. With mortgage rates at 3.5%+, and home prices in many markets back to levels last seen in 2003, homeownership is an attractive financial option.

JBREC forecasts that the excesses of the recent downturn will clear and that home prices and construction will increase for the foreseeable future.

Northern California Housing Market

Strong job growth paired with limited supply of new and resale homes are creating an environment conducive to a housing recovery and price appreciation in Northern California.  The Northern California region includes the San Francisco Bay area economic powerhouse , which contains the San Francisco, Oakland and San Jose metropolitan areas.  Coming out of a deep and extended national recession, more than 83,000 new jobs were created in 2012 in these three metropolitan areas combined, according to the Bureau of Labor Statistics.  These metropolitan areas have somewhat different economic drivers, but a common thread is job creation in sectors that tend to be higher paying and therefore support home purchases.

Through 2015, imbalances in supply and demand are expected to drive home price appreciation in the San Francisco Bay area. This is a typical scenario coming off the bottom of a material housing correction. However, the San Francisco Bay area has a long-term shortage of housing relative to strong job creation, which supports continuing demand for homes. In 2008, the Association of Bay Area Governments estimated regional housing needs at 214,500 units to meet existing and expected future

EXHIBIT 99.3

needs through 2014. While these statistics are old and cover a nine-county area, they capture the significant shortage of housing in the Bay area.

During 2012, the three core Bay area metropolitan areas issued approximately 15,200 residential permits, which included just 4,600 single-family permits for detached homes and townhomes. The balance were multifamily permits for condominiums and apartments, with the vast majority for rentals. The three metropolitan areas created roughly 5.4 jobs for every residential permit issued in 2012, compared to a long-term national average of 1.2 jobs per permit. Resale listings remain low, with 0.8 estimated months of supply in Oakland, 1.4 months in San Jose and 2.1 months in San Francisco based on the 2012 resale sales rates.

Challenges facing the Bay area housing market include a lack of lots to build on, a continuing flow of distressed inventory that has the potential to limit home price appreciation, and government policies that impact project approvals and restrict supply or direct construction of housing units that do not match consumer preferences. JBREC’s modeling of delinquent mortgages and potential distressed inventory indicates additional units will trickle into the San Francisco Bay area housing markets, but very strong demand will clear the inventory and home prices will not be depressed. Limited lot and land supplies and the political environment affecting project approvals are long-term conditions in the San Francisco Bay area, which underscores the importance of homebuilders with strong local knowledge and planning and development expertise. Future growth areas where the construction of large numbers of single-family housing will be possible include the far East Bay area, South Santa Clara County and the Northern Central Valley.

Central California Housing Market

The Central California housing markets are showing some improvement in early 2013 with the gradual return of job growth, but trail the core San Francisco Bay area metropolitan areas.  Central California is commonly defined as a 40-60 mile wide strip that stretches 450 miles from Stockton and Mountain House at its North end to Bakersfield at its South end.  This area includes the larger metropolitan areas of Fresno, Bakersfield, Modesto, Merced, Madera and Visalia.  Top employers in this important agricultural region typically include produce and poultry, farming, packaging and shipping companies, plus local, county and state governments.

Job creation is gradually returning to the Central California region. Fresno and Stockton added 4,800 and 5,900 payroll jobs, respectively, in 2012, according to the Bureau of Labor Statistics, and Modesto and Merced added 1,000 and 600 jobs, respectively, in 2012. JBREC assumes stronger job growth in 2013 that escalates through 2016 in most of the Central Valley metropolitan areas. However, these employment assumptions underestimate the potential housing demand in the Central Valley over the next several years because of the proximity to and interaction with the core Bay area metropolitan areas.

In the years leading to the peak of the housing market, metropolitan areas at the Northern end of the Central Valley became affordable suburbs for commuters traveling to Bay area employment nodes. This expansion of housing demand beyond local residents attracted many builders and developers, and residential permits soared. For example, roughly 4,000 permits for single-family detached homes were issued in Modesto in 2004 and 2005, compared to an average of 2,300 permits annually from 1980 to 2003. Bakersfield, at the southern end of the region, experienced similar hyper growth conditions. During the housing correction, demand for new and resale homes receded in these satellite metropolitan areas, and potential commuters could find affordable housing options closer to their jobs in core coastal California metropolitan areas. This shifting demand resulted in significant permit declines in submarkets such as Modesto and Merced.

In contrast to the markets at the Northern and Southern submarkets of Central California, Fresno and Madera Counties (collectively referred to herein as the Central Valley) do not rely on commuter-fueled growth from the San Francisco Bay area and Los Angeles basin. This is due to the Central Valley’s geographic distance from these core metropolitan areas and its self-sufficient economy, with significant agricultural production and a growing logistics and distribution center that capitalizes on Fresno’s centralized location within California along several major transportation corridors.  In fact, Fresno issued more single-family permits over the last six years than any other county in Northern or Central California.

Housing affordability is declining from its historic highs in the San Francisco Bay area metropolitan areas, as rising home prices reduced affordability in late 2012 and early 2013. However, as of early 2013, affordability is still historically high in the Central Valley metropolitan areas. JBREC anticipates that affordability in the Central Valley metropolitan areas will once again draw buyers who work in the San Francisco Bay area, given the chronic under supply of housing there.

EXHIBIT 99.3

Puget Sound Housing Market

Strong job growth combined with limited supplies of new and resale homes are creating an environment conducive to a housing recovery and price appreciation in the Puget Sound region, led by Seattle. The Puget Sound region is commonly defined as including the Seattle-Bellevue-Everett, Tacoma, Bremerton-Silverdale and Olympia metropolitan areas.
Seattle is the economic powerhouse of the region, with 41,500 new jobs created during 2012 for a 2.9% annual increase, according to Bureau of Labor Statistics data. Tacoma has also seen strong job growth off a smaller base, with a 2.8% annual increase equating to 7,400 new jobs in 2012. Olympia added 1,200 new jobs in 2012 for a 1.2% annual increase.

Seattle’s economy has significant clusters in the aerospace, clean technology, and software and information technology industries, which are associated with higher-paying jobs that can support purchases of homes. The port is another significant economic driver, but jobs are often at lower pay rates. Seattle’s supply of new homes tends to be limited, as the metropolitan area is broken up by water with few large land parcels available to develop the planned communities seen in other metropolitan areas. As a result, homes tend to be relatively expensive, and prices are rising today as demand is outpacing supply. During 2012, roughly 15,000 residential permits were issued in Seattle, for a ratio of 2.8 jobs created for every one home built. The resale supply is very low at 1.8 months of supply as of December 31, 2012 at the resale sales rate in the twelve months ended December 31, 2012, causing potential buyers to look at the new home market.

More Seattle residents have been willing to drive further to find an affordable home and have more space for their families. In recent years, regional developers have purchased large parcels that will ultimately yield thousands of new rooftops, but these are located outside of the preferred submarkets and commuting corridors. Some of these new communities are located on the edges of both Seattle and Tacoma, potentially drawing from both metropolitan areas. Tacoma and Olympia, at the South end of the Puget Sound region, have economies that are shifting from mainly blue collar jobs to be more diverse, as local leaders pursue specific industry clusters such as clean technologies with an emphasis on storm water control technologies in Tacoma and IT/telecommunications and chemical and plastics manufacturing in Olympia. The region also has a significant military presence at Fort Lewis-McChord and Naval Base Kitsap, located in the Tacoma and Bremerton metropolitan areas, respectively, and the State government located in Olympia. Revitalized economies and affordability compared to Seattle are likely to draw more residents with higher-paying jobs to the Southern end of the Puget Sound region.

Markets
Central Valley Area: Fresno County and Madera County

Fresno, California Housing Market Overview

The Fresno MSA consists of Fresno County, and is home to more than 958,000 people and nearly 300,000 households. Agriculture is the primary industry in Fresno County, and agricultural commodities contributed nearly $6.9 billion in gross production value in 2011, according to the Fresno County Department of Agriculture. The market also benefits from a centralized location in the State, inclusive of several major transportation/rail corridors. Key cities within the MSA include Fresno and Clovis, which are considered to be among the most desirable locations in the county. The schools in Clovis are high-performing, and homebuilders have found success in this part of the market. Fresno has issued the largest number of single-family detached permits of any Northern and Central California metropolitan areas over the last six years.

The housing fundamentals in the Fresno MSA have improved significantly in recent years, which is a leading indicator for home price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one to three year leading indicator for home price appreciation. The improvement in the overall fundamentals is due largely to significant gains in affordability and growth in the demand fundamentals.

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There are approximately 285,400 non-farm payroll jobs in the Fresno metropolitan area as of 2012. Employment increased by 5,500 jobs (2.0%) in 2012, on top of 400 jobs added in 2011. Between 2008 and 2010, the Fresno MSA lost a total of 26,900 jobs, or 8.8% of the 2007 peak employment level. JBREC assumes employment growth averaging 2% per year over the next five years. The non-seasonally adjusted unemployment rate in Fresno as of December 2012 was 14.9%, down from 16.2% one year prior. Fresno’s unemployment rate can vary significantly during the year due a large number of seasonal, agriculture-based jobs.

The distribution of employment in Fresno is similar to that of the nation, but with a lower share of jobs in the sectors generally considered to be higher-income sectors, and a greater share of employment in the “blue collar” sectors. However, Fresno home values allow moderate income households to comfortably afford a home, unlike the coastal markets. The Government sector is the Fresno MSA’s largest, accounting for more than 22% of the total employment. This sector includes city, county and school district employment. The next-largest sector is Trade, Transportation and Utilities, which comprises another 21% of jobs. The Fresno Chamber of Commerce formed a logistics and distribution cluster to attract and support businesses that capitalize on Fresno’s centralized location in California.

Agriculture is a significant employment sector that is not captured in the graph of non-farm employment. Two of Fresno’s top ten employers are poultry farmers and processors. Employment in the sectors that are generally considered to be higher-income, such as Professional and Business Services, Information and Financial Activities, comprises approximately 16% of the local employment, as compared to 21% for the nation as a whole as of December 31, 2012.

The Fresno MSA has witnessed little in the way of slowing of population and household growth in recent years, even as job losses occurred. The MSA added 13,500 people (1.4% growth) in 2012, and 4,600 households (1.6% growth) in the same year. JBREC assumes population growth will average nearly 1.2% per year and household growth will average approximately 1.6% per year over the next five years.

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For 2012, the median household income in the Fresno metropolitan area was $44,428, which remains below the peak of more than $46,000 in 2007. JBREC assumes that the median household income will grow at a strong annual average rate of approximately 2.7% per year over the next five years.

 Existing home sales in the Fresno MSA remained flat in 2012 at approximately the same levels as in 2010 and 2011, with 9,515 transactions for the year ended December 31, 2012. Existing home sales in 2012 were approximately 50% higher than the trough in home sales at 6,358 sales in 2007. Existing home sales are forecasted to increase in the near term, rising at an average annual rate of 6.7% over the next four years, according to JBREC. The median single-family resale home price in Fresno declined 50.7% from its peak in 2006 to the trough in 2011 as a result of sales activity shifting to lower price points, as well as a loss of value. The median single-family detached home price rose 4.8% to $143,477 in 2012, which is a level that is on par with the median price in early 2003 for this market.

According to data supplier DataQuick, the median new home price in Fresno County during fourth of quarter 2012 was $242,000. This price differential reveals the premium buyers are paying for new homes due to the better quality and location, with limited impact from distressed sales.

Similarly, the new home sales volume in Fresno remained flat in 2012 from 2011 levels, but is poised to rise from these very low levels over the next several years. New home transactions totaled 1,184 for the year ended December 31, 2012. By comparison, the peak year for new home sales in the MSA was in 2006, with nearly 4,700 sales. JBREC forecasts that new home sales activity will steadily increase over the next four years, but remain well below the historical peak in this market. The median new home price increased in 2012 to $241,066, although the median new home price can be heavily influenced by the mix of home types being sold at any given time, as well as the low level of transactions. As a result, resale home prices are a better indication of market trends, particularly given the low new home sales volume in this market.

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Home values in the Fresno MSA bottomed in 2011 in this latest housing downturn and rose approximately 2.6% in 2012, according to the Burns Home Value Index. Home values are expected to rise by an annual average of 8.3% over the next five years, with stronger appreciation in the near term and slower rates of appreciation further out.

Fresno’s home construction activity remains very low in comparison to historical levels, but is expected to increase to more than twice its 2012 level by 2016. Single-family detached homebuilding permits increased by 23% from 2011’s trough to 1,590 permits issued in 2012 and JBREC forecasts continued growth in single family homebuilding permits over the next four years.

JBREC expects renewed job growth in the Fresno MSA to lead to housing demand that will outpace the supply being added to the market. While the market issued nearly three permits for every job added in 2012, Fresno is expected to add a lower number of jobs for every permit issued over the next five years, but more than the historical ratio of close to 1.2 jobs added for every homebuilding permit issued.

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Fresno’s resale listings continue to decline, creating a very low inventory of homes on the market relative to the current sales pace. This could lead to more competitiveness and increasing prices in the resale market. Through December 31, 2012, the MSA had 1,280 homes listed on the market, which represented a decline of 40% from one year prior and approximately 1.6 months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. By comparison, listings neared 5,400 homes on the market in late 2007, and months of supply topped 10 months in early to mid-2008.

Pre-foreclosure notices continue to decline in the Fresno MSA, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the year ended December 31, 2012, approximately 5,700 notices had been issued, which represented a 32% decline from one year prior and a 54% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a relatively high level of potential distressed homes that are not yet on the market and may limit potential home price appreciation. As of December 31, 2012, the shadow inventory amounted to 7,800 homes, or 8.9 months of supply. This is approximately six times the relatively low level of listings on the market at that time.

JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not see material declines.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are near their historical best in the Fresno MSA. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions in the latter half of 2012 were at their historical best dating back to at least 1981. Rising home prices and mortgage rates are expected to bring affordability conditions closer to their historical average over the next five years, according to JBREC.

In summary, job growth has resumed and Fresno continues to add population and households. Affordability is at its best, but limited supply of both new and resale homes will boost home price appreciation as demand grows. Fresno has some more desirable and some weaker submarkets, as is the case in all metropolitan areas. Submarket income levels, median ages and crime rates are factors that can result in dramatic differences in the desirability and success of new home construction. Clovis is the most desirable submarket in Fresno, with a highly rated school district, several successful master-planned communities and proximity to shopping and entertainment.

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Madera, California Housing Market Overview

The Madera MSA consists of Madera County, and is home to more than 156,000 people and nearly 46,000 households. Like other areas within California’s Central Valley, agriculture plays a large role in the Madera County economy: the county’s Department of Agriculture reports that the gross value of agriculture production was nearly $1.6 billion in 2011, largely stemming from almonds, milk and grapes. The large agriculture industry in this market has led to a large share of Department of Agriculture loans for housing. Key cities in the Madera MSA include Madera and Chowchilla.

Madera’s housing fundamentals have improved in recent years, which is a precursor for home price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one to three year leading indicator for home price appreciation. Improvements in the demand, supply and affordability fundamentals are contributing to the uptick in JBREC’s Housing Cycle Risk Index.

There are approximately 31,600 non-farm payroll jobs in the Madera metropolitan area as of 2012. Employment was down by 300 jobs (0.9%) in 2012, marking the fifth consecutive year of decline, which amounts to a total of 3,500 jobs lost between 2008 and 2012, or 10.0%. However JBREC assumes job growth averaging 1.8% per year over the next five years, during which time the metropolitan area is expected to recover most of the jobs lost during the recent economic downturn. The unemployment rate in Madera as of December 2012 was 13.9%, down from 14.9% one year prior. Madera’s unemployment rate can vary significantly during the year due a large number of seasonal, agriculture-based jobs.

The Government sector is by far the largest employment sector in the Madera MSA, accounting for nearly 32% of the December 2012 employment, as compared to 16% for the nation. The Government sector includes county and school district jobs, and in Madera this category includes staff at two State prisons and a casino owned by a Native American tribe. In addition, Madera has a notable concentration in fruit and vegetable growing, farm labor services and wineries that are not addressed by the graph of non-farm employment. A number of residents commute to Fresno, just 20 minutes away, and are not captured in local employment statistics.

Madera has a relatively smaller share of employment in most other sectors when compared to the nation as a whole. In the employment sectors generally considered to be higher-income sectors, the Madera MSA has a combined 12% share, as compared to 21% for the nation as of December 31, 2012. As a result Madera’s affordability is excellent; the California Association of Realtors indicates nearly 80% of local families can afford the median priced home.

EXHIBIT 99.3

Population and household growth slowed as the Madera MSA lost jobs, but growth remained positive and has begun to improve. The MSA added an average of more than 2,300 people (1.5% growth) per year from 2010 through 2012, and an average of nearly 900 households (2.0% growth) per year for the same time period. JBREC assumes population growth will average nearly 2.1% per year over the next five years, with strong household growth averaging approximately 2.5% per year during that time.

For 2012, the median household income in the Madera metropolitan area was $43,456, which remains below the peak of nearly $46,000 in 2007. JBREC assumes growth will average 1.4% per year over the next five years.

Existing home sales in the Madera MSA remained flat in 2012 at approximately the same levels as in 2010 and 2011, with 1,731 transactions for the year ended December 31, 2012. Existing home sales in 2012 were still more than twice the level of the trough of this last housing downturn, which was 858 home sales in 2007. Existing home sales are forecasted to average approximately 1,900 transactions per year over the next five years, according to JBREC. The median single-family detached home price rose 2.9% to $131,063 in 2012, which is a level that is on par with the median price in early 2002 for this market. According to data supplier DataQuick, the median new home price in Madera County during the fourth quarter of 2012 was $171,500. This price differential reveals the premium buyers are paying for new homes due to the better quality and location, with limited impact from distressed sales.

EXHIBIT 99.3

Although new home sales in the Madera MSA are expected to increase in the next several years, they will remain relatively low in comparison to peak historical levels. New home sales activity remained flat in 2012 from 2011, with 89 transactions for the year ended December 31, 2012. By comparison, the peak year for new home sales in the MSA was in 2006, with more than 1,100 sales. JBREC forecasts that new home sales activity will average just under 300 transactions per year over the next five years. The median new home price increased in 2012, although the median new home price can be heavily influenced by the mix of home types being sold at any given time in this MSA, as well as the low level of transactions. As a result, resale home prices are a better indication of market trends, particularly given the low new home sales volume in this market.

      Home values in the Madera MSA reached a trough in this latest housing downturn in 2011, and rose approximately 1.8% in 2012, according to the Burns Home Value Index. Home values are expected to rise at an average rate of 7.3% per year over the next five years, with stronger appreciation in the near term that trails off in the longer term.

Construction activity in the Madera MSA remains very low, but is expected to increase to levels more consistent with historical averages for this market over the next four years. The MSA reported just 115 single-family detached homebuilding permits in 2012, which is up from 112 in both 2010 and 2011. These low levels are well below the historical peak of more than 2,100 single-family detached homebuilding permits in 2005.

JBREC forecasts that single-family homebuilding permits will gradually rise to levels more consistent with the late 1990s over the next four years.

Positive job growth is expected to lead to housing demand that is expected to outpace the supply being added to the market by nearly 2-to-1 in the near term. While the market issued more permits than job growth in 2012, JBREC assumes that the level of demand relative to supply over the next five years will be in excess of the historical ratio in Madera that has been close to 1.0 job added for every homebuilding permit issued.

EXHIBIT 99.3

Resale listings in the Madera MSA are very low and continue to decline, which could lead to more competition and increasing prices in the resale market. Through December 31, 2012, the MSA had 442 homes listed on the market, which represented a decline of 32% from one year prior. By comparison, listings neared 1,600 homes on the market in mid-2008. The level of listings as of December 31, 2012 translates to 3.1 months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. Inventory is well below the peak level of more than two years of supply when listings levels peaked.

Pre-foreclosure notices continue to decline in the Madera MSA, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the year ended December 31, 2012, approximately 1,000 notices were issued, representing a 32% decline from one year prior and a 63% decline from the peak in late 2009. While the number of homes falling into pre-foreclosure is declining, there is a relatively high level of potential distressed homes that are not yet on the market and may limit potential home price appreciation. As of December 31, 2012, the shadow inventory amounted to 1,300 homes, or 9.6 months of supply. This is approximately three times the relatively low level of listings on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be dragged down.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are near their historical best in the Madera MSA. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions in the latter half of 2012 were at their historical best dating back to at least 1981. Rising home prices and mortgage rates will bring affordability conditions closer to their historical average over the next five years, according to JBREC.

In summary, the Madera metropolitan area is poised for recovery as job growth returns. Very low resale and new home supply are much healthier than peak levels, and very little new home supply is being added. Improving demand paired with limited supply will help home prices appreciate, but the continued trickle of distressed homes will tend to limit the gains.

EXHIBIT 99.3

Monterey Bay Area: Monterey County

Monterey, California Housing Market Overview

Monterey County includes the Salinas metropolitan area and the Monterey Penninsula, and is home to nearly 426,000 people and 129,000 households. The county’s economy is largely based on tourism in the coastal areas, while agriculture plays a sizeable role in the valley. Agriculture contributed nearly $3.9 billion in gross production value to Monterey County in 2011, according to the County Agricultural Commissioner. Key cities in Monterey County include Monterey, Seaside, Salinas and Soledad.

Monterey’s housing fundamentals have shown considerable improvement in recent years, which is a leading indicator for home price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one to three year leading indicator for home price appreciation. The improvement in the overall fundamentals is due to improving job growth and rising sales activity, and improved supply fundamentals as a result of low homebuilding permit and listings levels. Monterey has an incredibly difficult entitlement environment, as evidenced by the 20-year effort to redevelop the former Fort Ord base which was decommissioned in the early 1990s by the Base Realignment and Closure Commission (“BRAC”).

The affordability fundamentals in Monterey are excellent as well, and are near the market’s historical best.

There are more than 125,000 non-farm payroll jobs in the Monterey area as of 2012, and employment growth is once again positive after job losses from 2008 through 2011. The metropolitan area lost 7,200 jobs (5.6%) from the 2007 peak before adding 3,800 jobs (3.1% growth) in 2012. JBREC assumes job growth averaging 1.8% per year over the next five years, with the Monterey area expected to recover all of the jobs lost during the economic downturn during that time. The unemployment rate in Monterey as of December 2012 was 13.1%, down from 14.4% one year prior. Monterey’s unemployment rate can vary significantly during the year due a large number of seasonal, agriculture-based jobs.

EXHIBIT 99.3

The Monterey area has a very high concentration of employment in the Government sector, which includes county and school district jobs, accounting for approximately 25% of the jobs in the county. The Trade, Transportation and Utilities sector comprises more than 20% of the local employment. The area has a large tourism industry, and the Leisure and Hospitality sector makes up 17% of employment. Not included in the graph of non-farm employment distribution is a significant concentration of produce growers. The Salinas Chamber of Commerce notes the region has become the top producer of vegetables nationally, with a $3.8 billion impact, and five of the top ten employers are active in growing, packing and shipping produce.

The shipping and distribution of the produce is captured in the Trade and Transportation sector. Monterey has fewer jobs in the remaining employment sectors, most notably in the Manufacturing sector. Relative to the nation, Monterey has a smaller share of jobs in the sectors generally considered to be higher-income: Professional and Business Services, Information and Financial Activities.

Despite recent job losses, Monterey has not witnessed a drop in population or households. While population growth has slowed, the market appears to be rebounding. The area added an average of nearly 4,600 people (1.1% growth) per year from 2008 through 2011, and an average of more than 1,300 households (1.1% growth) per year for the same time period. JBREC assumes population growth averaging 1.0% per year over the next five years, with household growth averaging approximately 1.3% per year during that time.

For 2012, the median household income in Monterey was $56,113, which is down from the peak of nearly $60,000 in 2007, with the greatest declines in 2009 and 2010. JBREC assumes the median household income will average 2.2% growth per year over the next five years.

EXHIBIT 99.3

Existing home sales in Monterey increased slightly in 2012 from 2011 totals, but are poised to show much stronger growth in 2013. In the year ended December 31, 2012, existing home sales for the area had reached 3,771 transactions, a 1.2% increase year-over-year. At the trough of the housing cycle in 2007, existing home sales fell below 2,100 transactions. Existing home sales in 2012 were back to 1997 levels. After declining a total of 66.0% from 2006 to 2009 as a result of sales activity shifting to lower price points, as well as a loss of value, the median single-family detached home price rose to $282,803 in 2012, which is on par with the median price in late 2000 for this market.

New home sales activity in Monterey is beginning to increase after witnessing a dramatic decline in the recent housing downturn. However, new home sales transactions totaled just 79 units for the year ended December 31, 2012, constrained by the extremely limited land supply and a very difficult entitlement environment that curtails new development. By comparison, the peak year for new home sales in the MSA was in 1999, with more than 1,000 recorded sales. JBREC forecasts that new home sales activity will increase over the next four years, but remain well below the market’s historical peak. The median new home price continues to decline in this market. However, the median new home price can be heavily influenced by the mix of home types being sold at any given time in this MSA, as well as the low level of transactions. As a result, resale home prices are a better indication of market trends, especially given the low new home sales volume in this market.

Home values in Monterey are rebounding, and are poised for positive growth through 2017, according to JBREC. The Burns Home Value Index shows that home values appreciated 3.1% in 2012, following five years of declining values from 2006 through 2010, and flat prices in 2011. JBREC forecasts home values to rise at an average annual rate of 11.7% over the next five years, with stronger rates of appreciation in the near term that trail off further out.

EXHIBIT 99.3

Construction activity will increase in Monterey from record-low levels during the 2009 to 2012 period, according to JBREC. The MSA reported just 98 single-family detached homebuilding permits in 2012, and averaged fewer than 120 single-family homebuilding permits per year between 2009 and 2011 due to lack of land and a restrictive development environment. By comparison, the MSA issued nearly 1,300 single-family homebuilding permits in 2005. JBREC forecasts that single-family homebuilding permits will steadily increase over the next four years to a level that is more consistent with the MSA’s historical average.

Demand for housing is greater than the new supply being added to the market. The employment growth to homebuilding permit ratio (including both single-family and multifamily units) in 2012 was 16.7. Historically, the ratio has been closer to 1.0 jobs added for every homebuilding permit issued. The ratio is expected to decline to levels more consistent with historical averages over the next five years as employment growth moderates and permit activity increases.

Resale listings in Monterey are low and continuing to decline rapidly, which could lead to more competitiveness and increasing prices in the resale market. Through December 31, 2012, the MSA had 1,162 homes listed on the market, which represented a decline of 30% from one year prior. By comparison, listings approached 3,500 homes on the market in August 2008. The level of listings as of December 31, 2012 translates to 3.7 months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. The inventory as of December 31, 2012 was well below the level of nearly 21 months of supply in early 2008.

EXHIBIT 99.3

Pre-foreclosure notices continue to decline in the MSA after remaining flat for much of 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the year ended December 31, 2012, approximately 1,700 notices were issued, representing a 35% decline from one year prior and a 67% decline from the peak in late 2008.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit home price appreciation. As of December 31, 2012, the shadow inventory amounted to just under 2,200 homes, or 6.5 months of supply.

This is approximately two times the level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are near their historical best in Monterey. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions in the latter half of 2012 were at their historical best dating back to at least 1981, and represent a marked improvement from the historical worst affordability conditions at 2005 year-end. JBREC forecasts affordability conditions in Monterey will return to levels that are near their historical average in the next several years as home prices and mortgage rates rise.

In summary, fundamentals are improving in Monterey with renewed job growth and growing population and households, while the housing supply is much healthier. Both resale and new home supply are low, with very limited permit activity expanding supply. Monterey County is bifurcated by high-end coastal markets driven, in part, by second homes, and the agriculture-dominated inland valleys. As in any metropolitan area, the relative attractiveness of submarkets can vary greatly due to quality of schools, geography, proximity to jobs and services, and affordability.

EXHIBIT 99.3

South San Francisco Bay Area: San Jose (Santa Clara and Santa Benito Counties)

San Jose, California Housing Market Overview

The San Jose MSA consists of Santa Clara and San Benito counties. With nearly 1.9 million people and 636,000 households, San Jose is one of the larger markets in the state of California. Key cities in the MSA include San Jose, Sunnyvale, Santa Clara, Mountain View and Palo Alto in Santa Clara County, and Hollister and San Juan Bautista in San Benito County. Widely regarded as a leading technology center, the metropolitan area is home to many of the world’s foremost technology companies. The job growth from this South Bay market has a ripple effect on regional housing demand. The mix of housing in San Jose is shifting from a fairly balanced split between attached homes and single-family detached homes to a more attached-dominated market as the availability of land for detached housing is diminished, as well as political and environmental challenges. Given policies enacted by the City of San Jose to target high density housing by restricting land available for residential development, and thus increasing land prices, potential new home buyers intent on single-family detached housing have few options outside of South Santa Clara County and San Benito County.

San Jose’s housing fundamentals have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is the result of improving job growth and rising sales activity paired with low homebuilding permit and listings levels. The affordability fundamentals in San Jose are improved from 2005, and affordability conditions are now better than the MSA’s historical median.

There are more than 908,000 non-farm payroll jobs in the San Jose metropolitan area as of 2012, and employment growth is once again positive after job losses in 2009 and 2010. The metropolitan area lost 59,700 jobs (6.5%) from the 2008 peak before adding 23,000 jobs (2.7% growth) in 2011 and 30,100 jobs (3.4% growth) in 2012. The recent recession resulted in fewer losses than the downturn caused by the “dot com” bust in the early 2000s, when San Jose lost 182,300 jobs between 2001 and 2004, or 17.5% of the market total. JBREC assumes job growth that averages 1.9% per year over the next five years. The non-seasonally adjusted unemployment rate in San Jose as of December 2012 was 7.6%, down from 8.8% one year prior and on par with the 7.6% national average.

EXHIBIT 99.3

Because of its dominance in the technology industry, San Jose has a very high concentration of employment in related job sectors when compared to the nation as a whole. Technology and innovation-related employment contribute significantly to the sizeable economy in the MSA. The largest employment sector is the higher-paying Professional and Business Services sector, which accounts for nearly 20% of the payroll jobs in the metropolitan area. The next largest sector is Manufacturing, which accounts for 17% of the jobs in San Jose–nearly twice the national average. The Information sector, at approximately 6% of all jobs, is three times the concentration of the nation, and is also considered to be a higher-paying sector. Technology companies dominate the Fortune 500 companies in San Jose, which include Hewlett-Packard, Apple, Google, SanDisk and Intel, among many others. Approximately 41% of the U.S. venture capital investment activity in 2012 was placed in Silicon Valley, amounting to nearly $10.9 billion, according to the PricewaterhouseCoopers MoneyTree Report.

Unlike the years that followed the dot com bust in the early 2000s, San Jose has not witnessed a drop in population or households in the recent downturn. Growth has remained strong, with an average of 23,900 people (1.3% growth) added each year from 2007 through 2011, and an average of 8,400 households (1.4% growth) added annually. JBREC assumes population growth averaging 0.9% per year over the next five years, with household growth averaging approximately 1.3% per year over the same time period.

For 2012, the median household income in the San Jose metropolitan area was $85,044, which is the highest among the major Bay Area markets, driven by tech jobs. The San Jose median household income peaked above $87,300 in 2008, declining in 2009 and 2010. Despite a slight decline in incomes in 2012, JBREC assumes stronger growth, averaging 2.5% growth per year over the next five years.

EXHIBIT 99.3

Existing home sales in San Jose are rising after remaining relatively flat in 2010 and 2011. In the year ended December 31, 2012, existing home sales for the area increased nearly 34% to 20,228 transactions from the trough of the market at 15,130 transactions in 2008. Existing home sales levels in 2012 constituted a return to the levels prevalent in the mid-1990s. As of early 2013 home prices also continue to rise in San Jose. The total decline in the median existing single-family detached home price of nearly 37% between 2008 and 2009 was a result of sales activity shifting to lower price points, as well as a loss of value. The median existing single-family detached home price of $581,653 in 2012 was on par with the median price in 2004 for this market.

According to data supplier DataQuick, the median new home price in Santa Clara and San Benito counties during the fourth quarter of 2012 were $582,500 and $429,000 respectively. This price gap from resale reveals the premium buyers are paying for new homes due to the better quality and location, with limited impact from distressed sales.

San Jose’s new home sales activity is rising from trough levels in 2011, but remains historically low for this market. New home sales transactions totaled 1,515 for the year ended December 31, 2012. The San Jose market has historically accounted for 28% of the new home sales activity among the three major Bay area markets (San Jose, San Francisco and Oakland) over the last 20 years and, in 2012, San Jose made up 27% of the total. The median new home price is once again rising after declining from the peak level in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is considerably lower than the existing home sales volume.

Home values in the San Jose MSA are rebounding, and are poised for positive growth through 2017, according to JBREC. The Burns Home Value Index provides a reasonable estimate of home value trends in an MSA, based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. The index shows that San Jose home values appreciated 7.8% in 2012, following five years of declining values from 2007 through 2011. JBREC forecasts home values will rise by an average of 7.7% per year over the next five years, with a stronger rate of appreciation in the near term that trails off further out.

EXHIBIT 99.3

While the mix of new housing construction in San Jose has historically been a fairly balanced split between attached homes and single-family detached homes, the market is becoming a more attached-dominated market as the availability of land for detached housing is diminished. JBREC forecasts that much of the growth in the housing inventory through 2017 will be for multifamily units, but single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to 642 units in 2009 as construction slowed, but more than doubled to 1,513 single-family homebuilding permits over the year ended December 31, 2012. JBREC forecasts rising single-family permit activity over the next four years, reaching levels more consistent with the mid-2000s in that time.

Current demand is greater than the new supply being added to the market, with job growth in the year ended December 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The employment growth to homebuilding permit ratio in 2012 was 5.3. Historically, the ratio has been closer to 1.2 jobs added for every homebuilding permit issued. JBREC assumes that employment growth will continue to outpace permit activity during the next four years.

Resale listings in San Jose are very low and declining rapidly, which could lead to more competitiveness and increasing prices in the resale market. Through December 31, 2012, San Jose had 2,353 homes listed on the market, which represented a 50% decline from one year prior. By comparison, listings exceeded 10,000 homes on the market in August 2008. The level of listings as of December 31, 2012 translates to a very low 1.4 months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. The inventory level as of December 31, 2012 was well below the level of more than 8.5 months of supply when listings had peaked.

EXHIBIT 99.3

Pre-foreclosure notices are once again declining in the San Jose market after flattening in 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the year ended December 31, 2012, approximately 5,500 notices were issued, representing a 43% decline from one year prior and a 67% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of December 31, 2012, JBREC estimated the shadow inventory at 7,600 homes, or 3.9 months of supply.

This is approximately three times the very low level of listings that are on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are excellent in relation to history in the San Jose MSA. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions at the end of 2011 were at the market’s best since 1997. While affordability conditions weakened slightly in 2012 as home prices rose, overall affordability remains favorable in comparison to historical levels. JBREC forecasts affordability conditions in San Jose will weaken further over the next five years as home prices and mortgage rates are expected to rise.

In summary, the housing fundamentals in San Jose are improving. The combination of solid job growth in 2011 and 2012 and a high-income employment base are positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation.

Puget Sound Area: Seattle (King and Snohomish Counties), Olympia (Thurston County) and Bremerton (Kitsap County)

Seattle, WA Housing Market Overview

The Seattle Metropolitan Division consists of King and Snohomish counties. With 2.73 million people and 1.09 million households, Seattle is the largest market in Washington State. The local economy is driven by a number of industries, including aerospace, as Boeing is headquartered in the metropolitan division, and the high-tech sector, with companies such as Microsoft and Amazon.com located in the region. Key cities in the metropolitan division include Seattle, Bellevue, Kent, Everett, Renton, Federal Way and Auburn.

EXHIBIT 99.3

Seattle’s housing fundamentals have shown considerable improvement in recent years, which is typically a precursor for home price appreciation. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is due to the combination of significantly improved demand fundamentals as a result of improving job growth and rising sales activity, and improved supply fundamentals as a result of low homebuilding permit and listings levels. The affordability fundamentals in Seattle are improved from 2005, and affordability conditions are now better than the metropolitan area’s historical median.

There are more than 1.4 million non-farm payroll jobs in the Seattle metropolitan division as of 2012, and employment growth is strong after job losses in 2009 and 2010. The metropolitan area lost 101,400 jobs (6.9%) from the 2008 peak before returning with positive growth of 24,300 jobs (1.8% growth) in 2011 and 39,200 jobs (2.8% growth) in 2012. JBREC assumes job growth averaging 1.9% per year over the next five years. During that time, the Seattle metropolitan division is expected to have recovered all of the jobs lost between 2009 and 2010. The non-seasonally adjusted unemployment rate in Seattle as of December 2012 was 6.2%, down from 7.3% one year prior and much better than the 7.6% national average.

Seattle has a diverse employment distribution that resembles that of the nation as a whole, with some differences. Seattle’s economy has several industry clusters, including the aerospace, clean technology, and software and information technology industries, which are associated with higher-paying jobs that can support purchases of homes. The Port is another significant economic driver, but jobs are often at lower pay rates. The largest employment sector is the Trade, Transportation and Utilities sector, which accounts for nearly 19% of the jobs in the metropolitan division. Seattle has a larger combined concentration of jobs in the sectors that generally represent higher incomes: Professional and Business Services, Financial Activities and Information. The combination of these three sectors represents nearly 26% of the jobs in the metropolitan division, versus 21% for the nation. Fortune 500 companies that are headquartered in Seattle include Costco, Microsoft, Boeing, Amazon.com, Starbucks and Nordstrom.

Seattle has witnessed solid population and household growth, with an average of 39,600 people (1.5% growth) and 15,000 households (1.4% growth) added annually from 2008 through 2012. JBREC assumes slower population growth of 1.2% per year over the next five years, and slightly stronger household growth averaging 1.6% per year over the same time period.

EXHIBIT 99.3

The median household income has risen in the Seattle metropolitan division, increasing 1.3% in 2012 to $67,430. While down slightly from the peak of $68,397 in 2008, JBREC assumes the median household income will rise at an average annual rate of 2.5% per year over the next five years.

Seattle’s existing home sales volume continues to rise each year, with the 2012 volume 39% higher than the trough volume in 2008, during the recent housing downturn. For the year ended December 31, 2012, existing home sales for the area reached 34,079 transactions, as compared to the 24,479 transactions in 2008. Sales activity in 2012 was comparable to the resale sales volume in 1996. JBREC forecasts a continued rise in existing home sales over the next four years, growing at an average annual rate of nearly 8%. The median existing home sales price rose 7.5% in 2012, following four years of declining or flat prices.

The total decline in the median existing single-family detached home price of approximately 24% from the 2007 peak to the 2011 trough was a result of sales activity shifting to lower price points, as well as a loss of value. The median existing single-family detached home price of $337,543 in 2012 was on par with the median price in mid-2005 for this market.

EXHIBIT 99.3

Seattle’s new home sales activity witnessed a significant rise in 2012 from the 2011 trough, with strong sales growth forecasted for the next several years. New home sales transactions totaled 5,840 for the year ended December 31, 2012, which was up 33% from the trough of the most recent housing downturn in 2011. JBREC forecasts that new home sales activity will continue to increase over the next four years, averaging more than 8,300 transactions per year in that time. While solid growth is forecasted for the next several years, new home sales activity is likely to remain well below the peak levels achieved in 2006. Very low resale and new home inventory levels paired with recovering demand are driving new home prices higher, as consumers want to take advantage of low mortgage rates and great affordability.

New homes typically have a pricing premium over resale homes, and that gap is growing again as housing recovers. Local housing data supplier New Home Trends indicates the 2012 median price for new homes in King County was $399,990 for detached and $397,530 for attached product. The median new home price rose 6.2% in 2012 after declining from the peak level in 2007. The median new home price can be heavily influenced by the mix of home types being sold and, as a result, resale home prices are a better indication of market trends.

Seattle’s home values rose 3.4% in 2012, following four years of declining values, during which time home values declined 28% from the 2007 peak, according to JBREC’s Burns Home Value Index. The index provides a reasonable estimate of home value trends in an MSA, and is calculated based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. JBREC forecasts home values to rise at an average annual rate of 5.8%, with stronger appreciation in the near term that beings to trail off further out.

Single-family homebuilding permit activity in the Seattle metropolitan division continues to rise from very low levels, and is forecasted to grow by 64% through 2016 as the demand for housing increases. Single-family homebuilding permits totaled 6,082 in the year ended 2012, rising from 3,793 units at the low point of the cycle in 2009. A surge in multifamily permits in 2012 led to multifamily construction outpacing single-family construction for the first time since 2008. JBREC forecasts rising single-family permit levels over the next four years, growing at an average annual rate of approximately 13% per year.

EXHIBIT 99.3

Strong job growth amid relatively low permit activity leads to the current demand outpacing the new supply being added to the market. For 2012, approximately 2.8 jobs were added to the market for every 1 homebuilding permit issued. Historically, this ratio has been closer to 1.2 for the Seattle metropolitan division, and JBREC expects the ratio to decline to a nearly equal balance of demand and supply over the next five years as employment growth moderates and permit activity increases.

The resale inventory is declining rapidly in the Seattle metropolitan division as the number of listings on the market has declined by one-half from the prior year. As of December 31, 2012, there were 5,314 listings in the metropolitan division, translating into 1.9 months of supply, based on sales activity over the 12 months ended December 31, 2012. A six month supply is considered equilibrium for most markets. Low levels of inventory could lead to more competitiveness and increasing prices in the resale market. The level of listings as of December 31, 2012 is well below the peak of more than 23,900 listings in May 2008, and the months of supply had been as high as 11 months in May 2009.

Pre-foreclosure notices are rising in the Seattle metropolitan division, which may limit price appreciation in this market, as pre-foreclosure notices are an indicator of future distress. In the year ended December 31, 2012, approximately 11,400 notices had been issued, which represents a recent upward trend. However, the rolling twelve-month total was still 34% lower than peak levels in early 2011.

There is a relatively high level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of December 31, 2012, the shadow inventory amounted to an estimated 36,000 homes, or 11.1 months of supply.

This is nearly seven times the very low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that material home price declines are unlikely.

EXHIBIT 99.3

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are very good in relation to history in the Seattle metropolitan division. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions at 2012 year-end were at the market’s best since 1998, although not back to historical best levels as occurred in many markets across the country. JBREC forecasts that affordability conditions in Seattle will return to levels more consistent with the market’s historical median level within the next five years as home prices and mortgage rates are expected to rise.

In summary, the Seattle metropolitan area is recovering, with strong job growth that is fueling housing demand. Because resale and new home inventories are very limited, home prices are appreciating. Homebuilders are reporting very strong sales and improving pricing power, and lot and land prices are escalating quickly. Mostly private builders and developers have flourished in this land-constrained market.

Olympia, WA Housing Market Overview

The Olympia MSA consists of Thurston County, and is home to more than 259,000 people and nearly 103,000 households. The local economy is largely driven by government jobs as Olympia is the state capital, and local and state government jobs account for more than one-third of the employment in the county. Located SouthWest of Tacoma along the Southern edge of Puget Sound, the MSA is located 60 miles South of Seattle and 100 miles North of Portland. Households work locally or commute to job centers in Tacoma or South King County, all within a reasonable distance.

The housing fundamentals in the Olympia MSA continue to improve from extremely weak levels, and improvement in the fundamentals is often a precursor for home price appreciation. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. While the fundamentals in Olympia have not improved to the same level as other markets, the demand, supply and affordability fundamentals have all witnessed a positive change in recent years.

There are approximately 100,000 non-farm payroll jobs in the Olympia metropolitan area as of 2012, and employment increased in both 2011 (600 jobs, or 0.6% growth) and 2012 (1,300 jobs, or 1.3% growth). This follows two years of relatively small job losses in 2009 and 2010 of 5,100 jobs, or 4.9% of the 2008 peak. JBREC assumes job growth that will average approximately 1.3% per year over the next five years, during which the MSA is expected to have recovered all of the jobs lost during the recent economic downturn. The non-seasonally adjusted unemployment rate in Olympia as of December 2012 was 7.4%, down from 8.0% one year prior and slightly better than the 7.6% national average.

As the state capital, Olympia has a high level of government employment, including state, county and local school district jobs. Additional economic drivers are the military at Joint Base Lewis-McChord, tribal government and businesses including casinos, and the port which conducts significant domestic and international trade. Local leaders are pursuing industry clusters

EXHIBIT 99.3

in food processing, wood product and paper manufacturing, life sciences, chemical products and plastics manufacturing and IT/telecommunications.

Population and household growth in the Olympia MSA are assumed to be relatively modest in the coming years in comparison to early 1990s and mid-2000s. JBREC assumes population growth averaging approximately 0.7% per year and household growth averaging approximately 1.2% per year over the next five years.

For 2012, the median household income in the Olympia metropolitan area was $59,748, which was flat from the median income in 2011. After declining in 2009, the median household income in Olympia has risen to a level that is comparable to the peak income level in 2008. JBREC assumes income growth will average 2.8% per year over the next five years.

Existing home sales in the Olympia MSA rose in 2012, and are expected to continue to see strong growth rates in the near term. After bottoming below 2,100 transactions in 2011, resale home sales in the Olympia MSA rose 14.6% in 2012 to 2,390 transactions, which is still low in comparison to this market’s history. JBREC forecasts a solid increase in sales activity over the next four years, with sales growing at an average annual rate of 15% in that time. The median single-family resale home price in Olympia showed a slight decline of 0.5% in 2012 to $213,248, and declined a total of 15.9% from the peak in 2007 to the 2012 trough as a result of sales activity shifting to lower price points, as well as a loss of value.

EXHIBIT 99.3

New home sales in the Olympia rose slightly in 2012, but remain down significantly from the peak sales activity of the mid-2000s. The 697 new home transactions in the year ended December 31, 2012 are on par with sales activity during the late 1990s and early 2000s. By comparison, new home sales approached 1,900 transactions in 2006, which was the peak of the market in Olympia. Very low resale and new home inventory levels paired with recovering demand are driving new home prices higher, as consumers want to take advantage of low mortgage rates and great affordability. New homes typically have a pricing premium over resale homes, and that gap is growing again as housing recovers.

Local housing data supplier New Home Trends indicates the 2012 median price for new homes in Thurston County was $253,000 for detached and $211,375 for attached product. The median new home price remained relatively flat in 2012. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this MSA, as well as the low level of transactions. As a result, resale home prices are a better indication of market trends, particularly given the low new home sales volume in this market.

Home values in the Olympia MSA reached a trough in this latest housing downturn in 2012, declining a total of 23.6% from the peak in 2007, according to the Burns Home Value Index. JBREC forecasts home values will rise by an average of 4.2% per year over the next five years.

Construction activity in the Olympia MSA is expected to show substantial growth in the coming years from very low levels. Single-family homebuilding permits declined from a peak of more than 2,500 units in 2005 to 710 units in the year ended December 31, 2012. Single-family permits in 2012 were at their lowest level since 1982. JBREC forecasts that there will be good opportunities in the coming years for new home construction and expects single-family homebuilding permits to steadily rise over the next four years, but remain below the 2005 market peak.

EXHIBIT 99.3

Positive job growth is expected to lead to an improved balance between housing demand and supply from the 2009 and 2010 period, when the market suffered from job losses. However, JBREC assumes that the job growth to permit ratio will remain below the market’s historical average over the next five years.

Resale listings in the Olympia MSA are very low and continue to decline, which could lead to more competition and increasing prices in the resale market. Through December 31, 2012, the MSA had 988 homes listed on the market, which represented a decline of 25% from one year prior. By comparison, listings topped 2,400 homes on the market in August 2007. The level of listings as of December 31, 2012 translates to five months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. The December 31, 2012 months of supply is less than one-half of the 10.4 months of supply reached in July 2011.

Pre-foreclosure notices increased in the latter half of 2012, indicating potentially higher levels of future distress, which could limit price appreciation in the Olympia market. In the year ended December 31, 2012, approximately 1,000 notices were issued, representing a 31% increase from one year prior, but still lower than peak levels in early 2011.

While the number of homes falling into pre-foreclosure is declining, there is a relatively high level of potential distressed homes that are not yet on the market and may limit potential home price appreciation. As of December 31, 2012, the shadow inventory amounted to just over 3,000 homes, or 10.1 months of supply.

This is approximately three times the relatively low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be dragged down.

EXHIBIT 99.3

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are at their historical best in the Olympia MSA. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions in the latter half of 2012 were at their historical best dating back to at least 1981. Rising home prices and mortgage rates will bring affordability conditions back to their historical average over the next five years, according to JBREC.

In summary, the Olympia metropolitan area is poised for recovery as job growth is positive and gaining strength. However, JBREC assumes modest population and household growth. The resale market improved during 2012 as both the sales volume and median price increased. New home sales volume and pricing were fairly flat coming into 2013 and are expected to improve this year. Given the significant military presence in this small metropolitan area, potential cuts to military and other government spending could deflate Olympia’s recovery. Just the uncertainty surrounding these cuts is likely to impact consumer confidence and may drag on the nascent housing recovery.

Bremerton, WA Housing Market Overview

The Bremerton MSA consists of Kitsap County, and is home to nearly 258,000 people and approximately 100,000 households. Located across Puget Sound to the West of Seattle, the Bremerton MSA has a large Navy presence, and a significant number of civilian jobs in the area have connections to the military as well. Key cities in the MSA include Bremerton and Bainbridge Island. Given its geographic orientation, the Bremerton MSA is highly associated with water transportation, and the Seattle-Bainbridge ferry run accounted for more than 6.1 million passenger trips and the Seattle-Bremerton route accounted for more than 2.3 million passenger trips in 2012, according to the Washington State Department of Transportation.

The housing fundamentals in the Bremerton MSA continue to improve from extremely low levels experienced in 2008, and improvement in the fundamentals is often a precursor for home price appreciation. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. While the fundamentals in Bremerton have not improved to the same level as other markets, the demand, supply and affordability fundamentals have all witnessed a positive change in the last four years.

EXHIBIT 99.3

The Bremerton MSA is home to approximately 82,600 non-farm payroll jobs as of 2012, and suffered relatively few job losses during the recession when compared to many other markets across the country. The market amassed job losses of 3,900 from 2007 through 2012, or just 4.5% of the 2006 peak employment level. Job losses in 2012 were minimal, with only 300 jobs lost for the year, and the market is expected to experience a pickup in employment in the coming years. The non-seasonally adjusted unemployment rate in Bremerton as of December 2012 was 7.0%, down from 7.6% one year prior and slightly better than the 7.6% national average. JBREC assumes annual average job growth of 1,300 jobs per year from 2013 through 2017, or 1.5% annually. The MSA is expected to recover all of the jobs lost during the recession by year-end 2015.

Many Bremerton jobs are directly or indirectly tied to the military; the Naval Base Kitsap and the Puget Sound Naval Shipyard are the two largest employers and both employ a large number of civilians in shipbuilding and repairs. The Naval Undersea Warfare Center and the Naval Hospital Bremerton are also among the top ten employers. Other large employers are the county government and school districts, Olympic College and Harrison Medical Center. However, Bremerton residents do not all work locally, as the Census Bureau indicates 30% of locals commute to King County job centers in Seattle.

Household growth over the next five years in the Bremerton MSA is expected to be consistent with the historical average in this market, while population growth is expected to be slightly slower than average. JBREC assumes Bremerton will show average household growth of 1.4% per year over the next five years, with population growth assumed to be closer to 0.9% per year during that time.

The median household income in the Bremerton MSA has risen by more than $1,000 over the last two years, with stronger growth forecasted for the coming years. The median household income in 2012 in the MSA was $58,601 and is expected to grow at an average annual rate of 2.4% over the next five years.

EXHIBIT 99.3

The existing home sale volume in the Bremerton MSA rose 6.5% in 2012, following four years of relatively flat home sales activity. Resale sales in the year ended December 31, 2012 totaled 2,516 transactions, which remains low by historical comparison, but is rising. JBREC forecasts existing home sales to increase at an average annual rate of nearly 11% per year over the next four years, with stronger growth in the near term. The median single-family resale home price in Bremerton rose 1.8% in 2012 to $244,070, which was slightly higher than the 2005 median. The median resale price in the MSA declined by 15.3% from the peak in 2007 to the trough in 2011.

Bremerton’s housing market recovery has already begun pushing up new home sales volumes from very low levels. New home sales in the year ended December 31, 2012 rose 53% to 349 transactions from the prior twelve-month period, which was the trough of the housing cycle. JBREC forecasts that new home sales activity will steadily increase over the next four years, but remain short of the 2006 peak. Very low resale and new home inventory levels paired with recovering demand are driving new home prices higher, as consumers want to take advantage of low mortgage rates and great affordability.

New homes typically have a pricing premium over resale homes, and that gap is growing again as housing recovers. Local housing data supplier New Home Trends indicates the 2012 median price for new homes in Kitsap County was $264,500 for detached and $229,950 for attached product.

The median new home price increased 4.8% in 2011 and another 1.3% in 2012, although the median new home price is influenced by the mix of home types being sold at any given time, as well as the low level of transactions in recent years. As a result, resale home prices are a better indication of market trends.

Home values in the Bremerton MSA are expected to rise in 2013 after five years of declining values, but the rate of increase is expected to be more moderate that the run-up of prices in the mid-2000s. According to the Burns Home Value Index, home values are expected to increase at an average annual rate of 2.7% over the next five years, with stronger appreciation in the near term tapering off in future years.

EXHIBIT 99.3

Single-family homebuilding permits in the Bremerton MSA declined to a low of 406 units in 2012 after averaging more than 1,200 units per year from 1999 through 2007. Solid household growth is expected to spur homebuilding permit activity in the near term, although JBREC forecasts that single-family permits will remain below the historical average levels for this market over the next five years.

The demand for housing is likely to outpace the supply being added to the market as the Bremerton MSA begins to exhibit stronger job growth once again. The historical ratio of employment growth to homebuilding permits in Bremerton from 1991 to 2008 (the year prior to the most substantial job losses) was 0.8. JBREC assumes that the MSA will add an average of 1.4 jobs for every homebuilding permit from over the next five years.

Resale listings in the Bremerton MSA have declined to their lowest level since late 2005. The declining inventory levels could lead to more competitiveness and increasing prices in the resale market. Through December 31, 2012, the MSA had 1,183 homes listed on the market, which represented a decline of 16% from one year prior and approximately 5.6 months of supply, based on existing home sales activity over the twelve months ended December 31, 2012. A six month supply is considered equilibrium for most markets. By comparison, listings topped 2,800 homes on the market in mid-2008 as inventory levels reached as high as 13.2 months of supply.

Pre-foreclosure notices increased slightly at the end of 2012, but remain low in comparison to the peak of distress. Low levels of distress are a positive sign for home price appreciation. In the year ended December 31, 2012, approximately 440 notices had been issued, which represented a 38% decline from one year prior and a 63% decline from the peak in early 2011.

In addition, the Bremerton market has a relatively low level of potential distressed homes that are not yet on the market, which is also a positive for home price appreciation. As of December 31, 2012, the shadow inventory amounted to slightly more than 1,300 homes, or 4.4 months of supply.

JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not see material declines.

EXHIBIT 99.3

Housing affordability conditions in the Bremerton MSA are at their best level since 1998, according to JBREC’s Affordability Index, which compares the monthly costs of owning the median-priced home with the median household income, taking into consideration the change in mortgage rates over time. Affordability conditions are expected to return to levels more consistent with the market’s historical average over the next five years as home prices and mortgage rates rise.

In summary, job growth should return in 2013, and Bremerton had lighter job losses than many other metropolitan areas. Resales sales activity is rising as home prices have stabilized and begun to increase. New home sales activity has increased markedly and limited inventory is giving builders some pricing power. Bremerton is land constrained, as it is surrounded by water. Builders and developers with capital will be able to capitalize on growing housing demand in a supply-constrained environment.

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